EXHIBIT 3.2.3

EXECUTION VERSION

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
STARBOARD RESOURCES LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this "Agreement"), made and effective as of the 20th day of January, 2012 (the "Effective Date"), by and among each of the parties listed on Schedule A hereto (each referred to individually as a "Member" and collectively as "Members"), and each other person who becomes or is deemed to have become a party to this Agreement as a Member, including a Restricted Unit Member, if any.

WHEREAS, a limited liability company was formed pursuant to the provisions of the Delaware Limited Liability Company Act, as amended ("LLC Act"), under the name "Starboard Resources LLC" on June 2, 2011 ("Company");

WHEREAS, the Members entered into a Limited Liability Company Operating Agreement (the "Original Agreement") effective as of June 13, 2011; and

WHEREAS, the parties now desire to enter into this Agreement for the purpose of setting forth the rights and obligations of the Members, providing for the terms and conditions of the management of the Company by the Board (as defined in Section 4.2(a) below) and amending, restating, replacing and superseding the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, the parties agree as follows:

ARTICLE 1: GENERAL

1.1               Formation. The Members confirm the formation of a limited liability company in accordance with the provisions of the LLC Act under the name "Starboard Resources LLC"

1.2               Term. The Company shall continue until terminated in accordance with the provisions of this Agreement or otherwise dissolved pursuant to the LLC Act. The Board shall from time to time take all such actions it deems necessary or appropriate to effectuate the continuation of the Company as a limited liability company under the LLC Act during its term.

1.3               Purpose. The purpose of the Company is to acquire, develop and explore for oil and gas assets, as approved by the Board, and to engage in such other lawful activities as are approved by the Board and permissible under the LLC Act.

1.4               Offices. The current business office of the Company shall be 300 E. Sonterra Boulevard, Suite 1220, San Antonio, TX 78258. The Board may change the business office from time to time upon notice to the Members. The initial registered office of the Company in the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the County of New Castle, and the registered agent of the Company at such registered office shall be Corporation Service Company.

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1.5               Fiscal Year. The fiscal year of the Company ("Fiscal Year") shall be from January 1 through December 31 of each year.

1.6               Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth on Exhibit I attached hereto and made a part hereof. In addition, for ease of reference, Exhibit I (a) includes a table of defined terms and the section where they are first defined.

ARTICLE 2: MEMBERS; MEMBERSHIP INTERESTS; DISTRIBUTIONS

2.1               Members. The names and addresses of the Members are as set forth on Schedule A hereto. Schedule A shall be amended from time to time to reflect any change in the identity of Members and/or the addresses, capital contributions, class of Membership Interest, or Sharing Percentages of the Members.

2.2               Limited Liability. No Member shall be liable for the repayment, satisfaction or discharge of any debts, liabilities and obligations of the Company except to the extent required by the LLC Act.

2.3               Admission. From the date of the formation of the Company, any person approved by the Board may become a Member of the Company, either by the issuance by the Company of a Membership Interest in return for such consideration as the Board shall determine or as a transferee of all or a portion of a Member's Membership Interest in accordance with the terms and conditions of Article 7; provided, that such Member executes a Counterpart Execution Page substantially in the form of Schedule B attached hereto. Any person to be admitted as a Member shall submit to such interviews and approval as the Board may in its sole discretion determine, including interviews with the principal Members of the Company. Upon issuance of additional Membership Interests, the Membership Interests and Sharing Percentages of existing Members shall be diluted as determined in writing by the Board.

2.4               Meetings. Meetings of the Members may be held from time to time as called by the Board or a Majority-in-Interest of Members, on at least three (3) business days' notice to each Member entitled to attend such meeting given either by mail, facsimile transmission or other form of recorded or confirmed electronic communication or orally, in person or by telephone for the purpose of taking any action requiring the approval of the Members pursuant to this agreement or for such other purpose as may be deemed necessary by the person calling the meeting. A Majority-in-Interest is necessary for holding any meeting of Members. If less than such Majority-in-Interest is present at such a meeting, a majority of the Members present may adjourn the meeting from time to time without further notice. At any adjourned meeting at which a Majority-in-Interest is present, any business may be transacted which might have been transacted at the meeting as originally notified. The Members present at a duly organized meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough members to leave less than a Majority-in-Interest. A meeting of the Members shall be held at least once during each Fiscal Year. Notice may be waived in writing by any Member either before or after the meeting or by indicating such waiver at the meeting. A Member will be deemed to be present at a meeting if such Member participates by conference telephone or other communication or technology where all participants are able to hear one another. Except as otherwise set forth in this Agreement, action at any meeting shall require the affirmative vote of Members holding a Majority-in-Interest.

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2.5               Action Without a Meeting. Whenever, under this Agreement, Members are required or permitted to take any action at a meeting, such action may be taken without a meeting, without prior notice and without a vote if a written consent setting forth the action taken shall be signed by Members entitled to vote on such action holding the minimum percentage of Membership Interests necessary to take such action at a meeting at which a Majority-in-Interest of Members was present and voting; provided, however, that such written consent must be delivered to all Members entitled to vote on such action who did not sign such written consent within five (5) business days following such consent.

2.6               Membership Interests.

(a)               Generally. The Company shall have a single class of Membership Interests. Subject to the penultimate sentence of this Section 2.6(a) and Section 2.6(c), each of the Membership Interests shall have the same rights, preferences, limitations and qualifications. The Membership Interests will be divided into units ("Units"). The Company shall initially be authorized to issue up to 12,000,000 Units in the aggregate. Upon the approval of the Board, the Board may increase the number of Units the Company is authorized to issue from time to time. The Board may issue Units subject to one or more restricted unit agreements ("Restricted Unit Agreement(s)") that set forth certain additional obligations to which such Units are subject, including without limitation, obligations with respect to unit forfeiture or repurchase. The name and address of each Member, the number of Units that each Member holds, the Sharing Percentage of each Member and whether a Member is a Restricted Unit Member are set forth on Schedule A annexed hereto and incorporated herein.

(b)               Voting. Membership Interests are voting and participating Membership Interests. The owners of Membership Interests shall be entitled to vote based upon their respective Sharing Percentages.

(c)               Forfeiture. Membership Interests may, at the time of issuance, be made subject to vesting and certain forfeiture conditions as determined by the Board and agreed to by the Member being issued such Membership Interests. The Board will provide each holder of any such Membership Interests (a "Restricted Unit Member") with such vesting and forfeiture conditions in writing at the time of issuance thereof, which may be set forth in one or more Restricted Unit Agreements.

ARTICLE 3: CAPITAL CONTRIBUTIONS

3.1               Capital Contributions. Unless otherwise determined by the Board, each Member shall make Capital Contributions to the Company, and thereupon shall have an interest in the Company, as set forth on Schedule A hereto.

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3.2               Additional Capital Contributions. No Member shall be required to make any additional Capital Contribution to the Company; however, with the approval of the Board, the Board may offer to permit additional Capital Contributions by Members from time to time in such amounts and on such terms as the Board may determine; provided that such offer shall be made to all the Members in proportion to their respective Sharing Percentages.

3.3               Withdrawal and Return of Capital Contributions. No Member shall be entitled to withdraw from the Company, demand a return of such Member's Capital Contribution (including any earnings thereon) or to withdraw any portion of such Member's Capital Account except as expressly provided in this Agreement. No Member shall have the right to demand property other than cash for such Member's interest in the Company. Each Member hereby waives any right such Member may otherwise have to cause any asset of the Company to be partitioned or to file a complaint or institute any proceeding at law or in equity seeking to have any such asset partitioned. No Member shall have priority over any other Member either as to return of such Member's Capital Contribution or as to Profits, Losses or distributions. No Member shall be personally liable for the return of the Capital Contribution of any Member or any portion thereof, it being expressly understood that any such return shall be made solely from assets of the Company.

3.4               Earnings on Capital Contributions. No interest shall be paid on any Capital Account or Capital Contribution. Nothing in this Agreement shall be considered to be an agreement whereby any Member or Director guarantees any Member against any loss of the whole or any part of such Member's Capital Contribution or the cash value thereof or guarantees that the Company will earn any Profits thereon.

3.5               Other Advances. Members may make loans to or advance funds on behalf of the Company, but only to the extent required by the business of the Company as determined by the Board. Such loans shall be repayable on such terms and conditions as may be agreed upon by the Board and the Member making the loan. Neither loans nor advances by a Member shall be considered Capital Contributions or increase the Capital Account of the lending Member. The amount of any required payments of principal and interest on any such loan or advance shall be an obligation of the Company to the affected Member, payable before any distributions are made to the Members under this Agreement, but subordinate to the Tax Distribution Amount.

ARTICLE 4: MANAGEMENT

4.1               Management and Control of Business. The property, business and affairs of the Company shall be conducted and managed by the Board; provided, however, the Chief Executive Officer of the Company (the "CEO") shall manage the day-to-day administrative operations of the Company. Subject to the foregoing, only the Board and the CEO, or a duly authorized officer of the Company appointed by the Board, or other person expressly authorized by the Board, shall have the authority to bind the Company. Unless specifically provided by this Agreement, the Members shall have no right to vote on any matter to come before the Company or involving the business of the Company, it being acknowledged that, unless so provided, the Board shall have the exclusive right and obligation to exercise same. No Member shall take any action on behalf of, or in the name of, or otherwise bind the Company, or enter into any contract, agreement, commitment or obligation binding upon the Company, or, in its capacity as a Member, perform any act in any way relating to the Company or the Company's assets, except in a manner and to the extent specifically authorized by the provisions of this Agreement.

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4.2               Board of Directors.

(a)             Composition. The Company shall at all times be managed by or under the direction of the Board of Directors, which shall as of the Effective Date consist of six (6) members (each, a "Director," and together, the "Board"), (i) one of whom shall be the CEO (Michael Pawelek as of the Effective Date); (ii) one of whom (the "ASYM Energy Director") shall be designated by ASYM Energy Investments LLC ("ASYM Energy"); (iii) one of whom (the "Investor Director") shall be designated by SOSventures LLC; (iv) one of whom (the "Summerline Director") shall be designated by Summerline Asset Management, LLC on behalf of Longview Marquis Fund, L.P., LMIF Investments, LLC, SMF Investments, LLC and Summerline Capital Partners, LLC; and (v) two of whom shall be independent directors the "Independent Directors"). As of the Effective Date, the ASYM Energy Director is Greg Imbruce, the Investor Director is Bill Liao, the Summerline Director is Peter Benz and the Independent Directors are William Mahoney and Charles Henry, III. Subject to Section 4.2(d) below and except as expressly provided to the contrary in this Agreement, all determinations, approvals, consents and actions of the Board under this Agreement require the affirmative vote of a majority of all of the Directors then in office; provided, however, that if there shall be a vacancy of one or more members of the Board, no determinations, approvals, consents or actions may be taken by the Board until such time as at least four (4) members of the Board shall be in office. The Board shall meet at least quarterly to review the business, operations and financial performance of the Company. The Directors shall elect a Chairman of the Board by consent of a majority of all of the members of the Board then in office. Each of the Members hereby agrees to take all actions within such Member's power to effectuate and carry out the provisions of this Agreement and vote all of such Member's Membership Interests for the applicable person as designated as set forth above for the appointment to the Board as set forth herein. The number of members of the Board may be increased or decreased by the unanimous consent of the Board. Each Director shall serve until his resignation, removal by the party designating such Director, or removal for cause pursuant to Section 4.4. In the event that an Independent Director resigns or is removed, ASYM Energy shall propose a replacement to the Board of Directors, which proposed replacement shall fill the vacancy only if approved by a majority of all of the Directors then in office; in the event such proposed replacement is not so approved, the foregoing process for filling the vacancy shall be repeated until the vacancy is filled. Upon the removal or resignation of a Director (other than an Independent Director) by a party entitled to designate such Director as set forth above (i.e., ASYM Energy, SOSventures, LLC or Summerline Asset Management, LLC), the vacancy shall be filled by a replacement Director proposed by the party entitled to make such designation. The Members hereby approve the designees set forth above.

(b)             No Contradictory Agreements. No Member shall grant any proxy, enter into or agree to be bound by any voting trust agreement or arrangement with respect to any Membership Interests other than this Agreement, or enter into any other agreement or arrangement with respect to any Membership Interests that is inconsistent with the provisions of this Agreement. No Member shall act as a member of a group or in concert with any other Person in connection with the acquisition of Membership Interests in any manner inconsistent with the provisions of this Agreement.

(c)             Action by Board. In managing the business and affairs of the Company, the Board shall act by voting upon matters proposed for action at meetings of the Board or via written consent as provided in Section 4.2(d), provided that day to day operations of the Company shall be delegated to the Chief Executive Officer as set forth in Section 4.1. Except as expressly provided to the contrary in this Agreement, the Board shall act by a vote of a majority of all of the members of the Board then in office, with each Director having a single vote.

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(ii)         Hedge Transactions. The Board shall be required to approve any hedge facility entered into by the Company, and any individual hedge transactions must be executed or approved in writing pursuant to any procedure established by the Board.

(d)             Meetings. Board meetings shall be held monthly. Any Director may, upon three (3) business days written notice to all of the other Directors and the Company, call special Board meetings from time to time. Notice may be waived before, at or after a meeting in writing, orally or by the act of attending a meeting for which notice was not provided and failing to object at the beginning of such meeting to the transaction of business at such meeting on the basis of the meeting not having been properly convened. A Director will be deemed to be present at a meeting if such Director participates by conference telephone or other communication or technology where all participants are able to hear one another. Meetings may be adjourned and if at the time of adjournment, the date, time and place at which the meeting will be reconvened are set by the Directors, no further notice of the reconvened meeting need be provided. An action shall constitute the act of the Board if a resolution resolving to take such action has been approved at a duly noticed and called meeting of the Board by the requisite vote of Directors; provided that notice of such action is provided to all of the Directors at least five (5) business days prior to taking such action, unless quicker action is necessary. In addition, the Board may act without a meeting by written consent if a resolution resolving to take action has been approved by all of the Directors then in office. In addition to customary governance and oversight activities, the Board's consent shall be required for the following actions by the Company:

(i)          Approval of new investments by the Company in excess of $1 million, individually or in the aggregate;

(ii)         Initiating and settling litigation or arbitration against third parties;

(iii)        Engagement of a public accountant for the Company;

(iv)         Procurement of Directors' and Officers' insurance;

(v)          Approval of related party transactions not otherwise prohibited under this Agreement;

(vi)         Approval of capital markets transactions and liquidity events;

(vii)        Approval of all credit facilities and any borrowings outside of the ordinary course;

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(viii)      Hiring, appointment and termination of the CEO, or any other officer or key employee of, or investment advisor or consultant to, the Company;

(ix)         Approval of an annual operating budget and any amendments thereto;

(x)          Issuance of any equity interests or options in the Company;

(xi)         Incurrence of unbudgeted expenses and/or capital expenditures, including, without limitation, leases of real or personal property or licensing agreements, in excess of $200,000 per annum;

(xii)       Entering into or modifying any agreement or transaction with any Member or Affiliate of the Company or a Member, or any compensation agreement or arrangement with the Company's senior management;

(xiii)      Engaging in any transaction outside of the ordinary course of business;

(xiv)       Engaging in the sale, lease, exchange, transfer or other disposition {including, without limitation, by merger or consolidation) of assets constituting all or substantially all of the assets of the Company, taken as a whole, in a single transaction or series of coordinated or related transactions;

(xv)        Amendment of this Agreement (subject to Section 9.5);

(xvi)       Changing the principal business purpose of the Company; and

(xvii)     Making Distributions under Section 6.4 and Section 6.5.

4.3               Board Duty to the Company. Neither the Board nor any Director shall be required to manage or administer, as applicable, the Company as their sole and exclusive function and shall devote only such time as the Board and/or Director, as applicable, deems appropriate to the Company's affairs. Except as provided in Article 9, the Board and any Director may engage in or possess an interest in other business ventures of every nature and description, independently or with others. Neither the Company nor other Members shall have any right by virtue of this Operating Agreement in and to such independent venture or to the income or profits derived therefrom.

4.4               Resignation; Removal. A Director may resign as Director at any time by giving written notice to the Board. The resignation of any Director shall take effect upon receipt of notice thereof, or at such later time as shall be specified in such notice and the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Director who is also a Member shall not, by itself, affect such Director's rights as a Member and shall not constitute a withdrawal from the Company. Upon the resignation of a Director, a new Director shall be designated in accordance with Section 4.2(a) above. Notwithstanding anything set forth in this Agreement, a Director shall be immediately removed from the Board following a unanimous determination by all of the other Directors that, following the date hereof, such Director (i) repeatedly failed to perform one or more of his essential duties and responsibilities to the Company after written notice from the Board describing his failure to perform such duties or responsibilities and, if such failure is remediable, his failure to remedy same within ten (10) business days of receiving written notice, (ii) committed an act of dishonesty with respect to the Company, (iii) committed a felony or any act of misappropriation, embezzlement, fraud or moral turpitude which adversely affects the Company, or (iii) violated a federal or state law or regulation applicable to the Company.

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4.5               Delegation of Duties.

(a)             The Board shall have the authority to designate from time to time officers of the Company ("Officers"), to specify the respective duties of such Officers and to delegate to such Officers certain of the Members' or the Board's rights and powers to manage and control the Company's business. The Board may use descriptive words or phrases to designate standing, seniority or special areas of competence of the Officers elected or appointed, including, without limitation, Chief Executive Officer, President, Vice President, Managing Director, etc.

(b)             The CEO shall have all usual and customary rights and responsibilities attendant to such position. The CEO shall make all day to day operational decisions of the Company (subject to the authority of the Board to delegate rights and powers to other Officers designated by the Board as provided in Section 4.5(a)), and the CEO, along with such other persons as the Board may designate from time to time, shall have sole bank/check signing authority. The CEO may engage the services of investment advisors, on behalf of the Company, upon the consent of the Board.

4.6               Exculpation, Indemnification and Liability. To the fullest extent permitted by applicable law from time to time in effect, except as expressly provided herein, neither any current or former Member, Director or Officer nor ASYM Energy (in its capacity as Manager of the Company prior to the date hereof ("Manager")), nor or any of their Affiliates (each, an "Indemnified Party"), shall have any personal liability to the Company or any other Member for any loss suffered by the Company that arises out of any action or inaction of the Indemnified Party in connection with the Indemnified Party's performance of his duties to the Company, including any actions or inactions that relate to such Indemnified Party's fiduciary duties to the Company and Members, if any, except in the case of gross negligence, willful misconduct or fraud of the Indemnified Party. To the fullest extent permitted by applicable law from time to time in effect, the Indemnified Party shall be indemnified by the Company against any losses, judgments, liabilities, expenses (including reasonable attorneys fees) and amounts paid in settlement of any claims (collectively, "Claims") against the Indemnified Party in connection with the Company arising out of the performance of the duties to the Company of the Indemnified Party in good faith in accordance with the LLC Act, provided that the same were not the result of gross negligence, willful misconduct or fraud on the part of the Indemnified Party. The Company shall advance the Indemnified Party amounts to cover reasonable expenses in the event of a claimed indemnification, provided that such Indemnified Party agrees to repay such advances in full if it is ultimately determined by a final judgment from which no appeal may be taken that such Indemnified Party was not entitled to indemnification hereunder. If a good faith dispute arises as to whether a Claim is indemnifiable, such matter shall be determined by a majority vote of the Directors who are not subject to such Claim, or if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion. The Indemnified Party shall be fully protected with respect to any action or omission taken or suffered in good faith reliance upon such information, opinions, reports or statements presented to the Company by any person as to matters the Indemnified Party reasonably believes to be within such person's professional or expert competence and who has been selected by the Indemnified Party with reasonable care, including without limitation, as to matters of law, legal counsel, and, as to matters of accounting, accountants. Any indemnification payments made hereunder shall, if there is more than one Indemnified Party, be made pari passu to the Indemnified Parties. The provisions of this Agreement, to the extent that they restrict, eliminate or waive the duties and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Party. This Section shall only be construed to indemnify an Indemnified Party against Claims incurred by such Indemnified Party arising in connection with such Indemnified Party's service as a Member, Officer, Manager or Director of the Company. To the extent Claims are made against an Indemnified Party in a capacity other than a Member, Officer, Manager or Director of the Company (e.g., as a general partner of, or investment advisor to, a Member), there shall be no indemnification under this Section for such Claims.

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ARTICLE 5: BANKING; ACCOUNTING; REPORTING; EXPENSES

5.1               Bank Accounts. The bank and other depository accounts of the Company shall be maintained with such banking and other financial institutions as the Board shall determine from time to time. Withdrawals, transfers of funds, borrowings and all other actions in respect of such accounts shall be subject to the consent and signature of such person or persons as the Board shall from time to time designate in writing.

5.2               Books and Records. The CEO shall maintain or cause to be maintained at the Company's business office full and accurate books and records of the Company, which each of the Members (and their representatives) shall, for proper purpose reasonably related to such Member's ownership of a Membership Interest in the Company, have the right to inspect, examine and copy at their sole cost and expense at reasonable times and upon reasonable notice. In connection with such review, investigation or audit, following written approval by the Board and subject to any terms, conditions and limitations established by the Board, such Member (and its representatives) shall have the reasonable right to (a) meet and consult with any and all employees and officers of the Company, and (b) attend meetings and independently meet and consult with any and all third parties (including, without limitation, governmental agencies and/or lenders) having dealings or any other relationship with the Company; provided that such meetings and consultations shall be scheduled in order to avoid any material interference with the business and affairs of the Company and subject to the prior written approval and the terms, conditions and limitations imposed by the Board. The records to be kept at the Company's business office shall include without limitation: (a) a current and a past list of the full name and last known mailing address of each Member; (b) a copy of the Certificate of Formation and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any articles of amendment may have been executed; (c) copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent Fiscal Years; (d) copies of this Agreement as then in effect and all amendments thereto; and (e) any financial statements of the Company for the three most recent Fiscal Years. The books and records of account of the Company shall be maintained in accordance with generally accepted accounting principles in the United States, consistently applied, and shall be reconciled to comply with the methods followed by the Company for U.S. Federal income tax purposes, consistently applied.

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5.3               Tax Returns; Schedule K-1. For each Fiscal Year, the Company shall file, or cause to be filed, a U.S. federal income tax return within the time prescribed by law for such filing. The Company also shall file such other tax returns, annual reports and other documents as from time to time may be required under federal, state or local law. All tax returns shall be prepared by the accountants for the Company. The Company shall use reasonable efforts to send a copy of Schedule K-1 or any successor or replacement form thereof and, upon request, the Company's tax returns, to each Member within 120 days of the end of each Fiscal Year. Notwithstanding the foregoing, no cause of action shall accrue to any Member under this section if the Company has acted in good faith to comply with its obligations under this section and, to the extent that such compliance may not be effected or timely effected, if the Company continues to take such affirmative or remedial action as may be reasonably required under all the facts and circumstances to obtain or provide such statements or reports.

5.4               Payment of Costs.

(a)             The Company shall pay all legal fees, accounting fees and other costs and expenses incurred by the Company in connection with the initial structuring and organization of the Company and interests therein.

(b)             The Company shall be responsible for the payment of all taxes imposed on the Company, all investment expenses, legal expenses, insurance expenses, and external accounting expenses related to the Company's operations, financial statements and investments (including equipment and software required for accounting purposes) and any extraordinary expenses (such as litigation and indemnification of the Indemnified Persons). The Company shall be responsible for the payment of all other operating expenses of the Company and all general overhead expenses of the Company, including but not limited to rent, compensation and benefits of the administrative staff of the Company and the fixed expenses, telephones and general purpose office equipment of the Company.

5.5               Reports and Filings. The Company shall furnish to the Members: (a) annual audited financial statements within ninety (90) days following the completion of each fiscal year and (b) unaudited quarterly financial statements within forty-five (45) days following the completion of each fiscal quarter.

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ARTICLE 6: CAPITAL ACCOUNTS, ALLOCATIONS AND DISTRIBUTIONS

6.1               Capital Accounts. A Capital Account ("Capital Account") shall be maintained on the books of the Company for each Member in accordance with applicable provisions of the Code and Treasury  egulations §1.704-1(b)(2)(iv) and shall be credited or charged with, as applicable: (a) the amounts of such Member's Capital Contributions; (b) such Member's allocable share of Profits or income, gains and credits of the Company allocated to such Member pursuant to Section 6.2 or Exhibit II; (c) such Member's allocable share of Losses or deductions, costs and expenses of the Company allocated to such Member pursuant to Section 6.2 or Exhibit II; (d) all amounts distributed from the Company to such Member pursuant to this Agreement; and (e) any other adjustments as required by the Code and Treasury Regulations. No Member shall be obligated to restore any negative balance in its Capital Account. No Member shall be compensated for any positive balance in its Capital Account except as otherwise expressly provided herein. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Regulations Section 1.704-1(b)(2) and shall be interpreted and applied in a manner consistent with such Regulations.

6.2               Profit and Loss Allocations and Determinations.

(a)             For each Fiscal Year after making any special allocations required by Section 2 of Exhibit II, Profits and Losses shall be allocated among the Members in proportion to their respective Sharing Percentages.

6.3               Exhibit II. The provisions of Exhibit II are hereby made part of this Agreement in each place where appropriate and are to be used, among other things, to determine the allocation of Profits and Losses and items of income, gain, loss, deduction or credit.

6.4               Non-Liquidating Distributions.

(a)             Distributions other than from the proceeds of a Liquidation Event shall have the following order of priority:

(i)           First, to the Members in proportion to their respective Sharing Percentages, estimated quarterly tax distributions allowing Members sufficient time to make quarterly estimated tax payments, such distributions made in good faith based on (1) reasonable estimates by the Board of the amount of taxable income attributable to the Profits to be allocated to the Members pursuant to Section 6.2(a) (without regard to any adjustment or allocations that are specific to any Member, including under Section 704(c) of the Code), and (2) the highest federal, state and local income tax rate applicable to any of the Members or, for Members who are pass-through entities for federal income tax purposes, their beneficial owners (the "Tax Distribution Amount)

(ii)          Then, to the Members in proportion to their respective Sharing Percentages.

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(b)             To the extent that there is taxable income allocable to the Members and the Company has net available cash flow, the Company shall distribute the Tax Distribution Amount; provided, however, that such distributions shall not be made, and Section 6.5 shall be controlling as to distributions made, from and after the occurrence of a Liquidation Event. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be obligated to make any distribution under this Section 6.4 to the extent that the making of such distribution would result in a breach of or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under any agreement or loan documents.

(c)             Notwithstanding any of the foregoing, no distribution shall be declared and paid pursuant to this Section 6.4 unless, after giving effect thereto, it is determined by the Board that the assets of the Company will exceed the Company's liabilities. Whenever distributions provided for under this Agreement shall be payable in property other than cash, the value of such property shall be the Fair Market Value.

6.5               Liquidating Distributions. Distributions made upon the occurrence of a Liquidation Event ("Liquidating Distributions") shall have the following order of priority:

(a)              First, to the payment of expenses of the liquidation.

(b)              Then, to the creditors of the Company.

(c)              Then, to the establishment of reserves for contingent, conditional, unmatured or unforeseen liabilities and obligations of the Company, which reserves may be paid over by the Liquidating Agent to a bank or other third party chosen by the Liquidating Agent, to be held in escrow for payment of such contingent, condition, unmatured or unforeseen liabilities and obligations.

(d)              Then, to the Members in proportion to, and up to the amounts of, their respective positive Capital Account balances.

(e)              Then, to the Members in proportion to their respective Sharing Percentages.

6.6               Guaranteed Payments. Payments of salaries to any Member pursuant to the terms of an effective employment agreement with the Company will be characterized as payments made pursuant to Code Section 707(c) and when paid shall not be treated as distributions for purposes of computing the recipient Members' Capital Accounts, and shall be subject to all applicable withholding and other taxes.

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ARTICLE 7: ASSIGNMENT OF MEMBERSHIP INTERESTS

7.1               General Restrictions; Permitted Transfers.

(a)              Membership Interests (including voting rights therein and thereto) now owned (beneficially or otherwise) or subsequently acquired (directly or indirectly) by any Member may be Transferred without the written consent of the Company, the Board or any other Member, provided that any such Transfer is done in compliance with Sections 7.1(b) — (d) and, if applicable, Section 7.6 of this Agreement.

(b)              Every Transferee shall first execute a joinder agreement in form satisfactory to the Company to be bound by the terms of this Agreement.

(c)              Notwithstanding anything contained in this Agreement to the contrary, no Member shall directly or indirectly Transfer any Membership Interests if such Transfer would constitute a violation of any federal or state securities laws or a breach of any condition under which such Transfer is exempt from registration under any such laws. Any Member making a Transfer shall deliver to the Company, upon request of the Company, a written opinion of counsel in customary form, to the effect that such Transfer is exempt from registration under the Securities Act.

(d)              Any Member who shall Transfer all of such Member's Membership Interest shall cease to be a Member and shall no longer have any rights or privileges of a Member, and such Member's Transferee shall automatically be admitted as a substitute Member.

(e)              In the event that a Transfer shall be made, there shall be filed with the Company a duly executed and acknowledged counterpart of the instrument making such Transfer. Such instrument must evidence the written acceptance of the Transferee of all the terms and provisions of this Agreement. If such an instrument is not so filed, the Company need not recognize any such purported Transfer for any purpose.

7.2               Transfers of No Effect. Any Transfer or attempted Transfer of Membership Interests in violation of the terms of this Agreement shall be null and void and have no effect. Each Transferor hereby indemnifies the Company, the other Members, the Directors and their respective Affiliates against any and all loss, liabilities, damages and expenses, including, without limitation, tax liabilities or loss of tax benefits, arising directly or indirectly out of any Transfer or purported Transfer in violation of this Agreement.

7.3               Transferees. Any Person who acquires in any manner whatsoever any Membership Interest, irrespective of whether such person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefit of the acquisition thereof to have agreed to be subject to, and bound by, all the obligations of this Agreement that any predecessor in interest of such Person was subject to or bound by. A Person acquiring any Membership Interest, including the personal representatives and heirs of a deceased Member, shall have only such rights, and shall be subject to all the obligations, as are set forth in this Agreement, and, without limiting the generality of the foregoing, such Person shall not have any right to have the value of the acquired Membership Interest ascertained or receive the value of such Membership Interest or, in lieu thereof, profits attributable to any right in the Company, except as herein set forth. If any Transferee desires to make a Transfer of its Membership Interest, it shall be subject to all the provisions of this Article 7 to the same extent and in the same manner as any Member desiring to make a Transfer.

Amended & Restated LLC Operating Agreement	Page 13

7.4               Apportionment. Except as otherwise required by applicable law and except as otherwise determined by the Board, in the case of a Transfer or other acquisition of a Membership Interest or any other change in a Membership Interest (including a change resulting from admission of a new Member) that occurs during a calendar month, the Transferee shall be treated for purposes of allocating Profits and Losses as the owner of the Transferred interest as of the first day of the month in which the Transfer occurs. In such event, the books of the Company shall be closed on the last day of the month preceding the month in which the change is considered to have occurred in accordance with the preceding sentence and the Profits or Losses of the Company attributable to the periods preceding and succeeding the closing of the books shall be allocated in accordance with Articles 2 and 6 hereof among the Members who were Members of the Company during each such period. The monthly allocation method adopted herein shall be automatically modified in the event and to the extent that such modification is, in the opinion of the Company's accountants, necessary to comply with the provisions of Section 706 of the Code. Distributions shall be made to the holder of record on the date of distribution.

7.5               Preemptive Rights.

(a)              If the Company proposes to issue any Equity Securities (as defined below), the Members shall have the preemptive right to purchase that amount of the proposed Equity Securities (on the same terms and conditions as the Company's proposed issuance) as will enable that Member to maintain, post-issuance, such Member's fully diluted Sharing Percentage of the Company owned pre-issuance. "Equity Securities" shall mean any Membership Interests, options, warrants or securities or instruments exercisable for or exchangeable or convertible into any of the foregoing, other than the Excluded Securities set forth below.

(b)              If the Company proposes to issue any Equity Securities, it shall provide written notice to the Members regarding the proposed issuance, which notice will include the nature, amount and terms and conditions associated with the proposed issuance of such Equity Securities. The Members shall have twenty (20) days from the receipt of such notice to notify the Company of its intention to purchase some or all of the Equity Securities being issued at the price and on the terms set forth in the notice. Thereafter, the Company may, if within 120 days of the notice, issue any Equity Securities not purchased by the Members at the price and on the terms set forth in the notice.

(c)              The preemptive rights set forth above shall not apply to Membership Interests or Equity Securities issued by the Company pursuant to an employee equity incentive plan or award (or reserved in connection with such a plan or award), as consideration pursuant to a merger, consolidation, acquisition or similar business combination, in connection with any distribution or recapitalization of the Company, or upon conversion of any convertible securities, or pursuant to a registration statement filed under the Securities Act of 1933, as amended (collectively, "Excluded Securities").

Amended & Restated LLC Operating Agreement	Page 14

(d)              For the purpose of this Section 7.5 and Section 7.6 below, all calculations will be made on a fully diluted basis.

7.6               Tag-Along Rights.

(a)              If a Member that alone or together with its Affiliates, holds Units representing a majority of the Sharing Percentages of the outstanding Units proposes to Transfer any Membership Interests, the Members shall be given the opportunity to join in such Transfer according to this Section 7.6.

(b)              Such Member proposing to Transfer Membership Interests shall provide written notice to the Members of such Transfer and their right to participate in such Transfer, including the number of Units to be Transferred and a copy of the Offer. Each Member shall be entitled to participate in the Transfer on a pro rata basis in proportion to the fully-diluted Sharing Percentages of the Members exercising such right (including the Member originally proposing such Transfer) to participate in such Transfer.

(c)              Each Member shall have ten (10) business days to notify such Member of its election to sell Membership Interests to the proposed purchaser, and such notification shall be deemed an irrevocable commitment to sell. The closing of such sale shall occur simultaneously among all of the parties.

ARTICLE 8: DISSOLUTION AND LIQUIDATION

8.1               Dissolution Upon Certain Events. The Company shall be dissolved on the earliest to occur of: (i) a date designated by the Board and approved in accordance with Section 4.2(c) above, or (ii) upon entry of a decree of judicial dissolution provided in the LLC Act.

8.2               Liquidation Procedures.

(a)              Upon the dissolution of the Company, the Company shall be liquidated in accordance with this Section 8.2 and the LLC Act. The liquidation shall be conducted and supervised by the Board or, if there is no Board, by a person who shall be designated for such purpose by a Majority-in-Interest (in either case, the "Liquidating Agent"). The Liquidating Agent shall have all of the rights in connection with the liquidation and termination of the Company that the Board or the Members, as applicable, would have with respect to the assets and liabilities of the Company during the term of the Company and the Liquidating Agent hereby is expressly authorized and empowered to effectuate the liquidation and termination of the Company and the transfer of any assets and liabilities of the Company. The Liquidating Agent shall have the right from time to time, by revocable powers of attorney, to delegate to one or more persons any or all of such rights and powers and the authority and power to execute documents in connection therewith and to fix the reasonable compensation of each such person, which compensation shall be charged as an expense of liquidation. The Liquidating Agent is also expressly authorized to distribute the Company's property in kind to the Members subject to liens.

Amended & Restated LLC Operating Agreement	Page 15

(b)              Proceeds of Liquidation of Business. Any proceeds realized from the liquidation of the Company's assets as described in this Section 8.2 shall be distributed in accordance with Section 6.5 above.

(c)              During the period of liquidation of the Company, all of the provisions of this Agreement shall continue in effect, except that the Members shall have no right to withdraw capital from or Transfer any Membership Interests in the Company. The Capital Accounts of the Members at the end of any Fiscal Year (including the fiscal year ending on the date of final liquidation) shall be credited or charged and shall be computed in accordance with the provisions of Section 6.2 of this Agreement.

(d)              Upon completion of the distribution of any remaining assets of the Company to the Members pursuant to Section 8.2(b), each Member shall cease to be a Member of the Company and the Liquidating Agent shall execute, acknowledge and cause to be filed a certificate of cancellation of the Company.

(e)              A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities so as to minimize the losses normally attendant upon a liquidation; provided that in the absence of extraordinary circumstances, such liquidation shall take no longer than 12 months.

(f)               At no time during continuation of the Company shall any value ever be placed on the Company name or the right to its use or the goodwill appertaining to the Company or its business, either as among the Members or for the purpose of determining the value of any Membership Interest, nor shall the legal representatives of any Member have any right to claim any such value. In the event of a termination and dissolution of the Company as provided in this Agreement, neither the Company name nor the right to its use nor the same goodwill, if any, shall be considered as an asset of the Company, and no valuation shall be put thereon for the purpose of liquidation or distribution or for any other purpose whatsoever, nor shall any value ever be placed thereon as between the remaining or surviving Members and the legal representatives of the estate of any deceased, insane, incompetent, dissolved, liquidated or Bankrupt Member.

8.3              Capital Accounts. For the purposes of any applicable state laws, upon the dissolution of the Company, any negative Capital Account balances of the Members shall not be considered to be an asset of the Company, and, except as otherwise provided herein or as required by law, no Member shall have any obligation to make any repayment thereof or contribution of capital in respect thereto.

ARTICLE 9: MISCELLANEOUS

9.1              Confidentiality. Each Member and Director recognizes and acknowledges that the business interests of the Company require a confidential relationship among the Members, Directors, and the Company and the fullest protection and confidential treatment of proprietary information of the Company, including without limitation information relating to the Company's investments and funds (all hereinafter referred to as "Confidential Information") which may in whole or in part be conceived, learned or obtained by any Member or Director in the course of performing its obligations under this Agreement. Accordingly, each Member and Director agrees not to use and hereby agrees to cause its Affiliates not to use Confidential Information except as necessary in the performance of this Agreement and not to disclose Confidential Information or any portion thereof to a third party including to any Affiliate unless such Affiliate is required to have access in order for the Member or Director to perform its duties hereunder and then only to the extent such Affiliate affirmatively acknowledges and agrees to hold the Confidential Information confidential. The obligation set forth in this Section 9 will survive the withdrawal, removal, retirement, resignation or dissolution of a Member or Director. The obligation of confidentiality set forth in this section shall not apply to information that: (i) becomes rightfully known to a Member or Director without restriction from a third party source other than in the performance of such Member's or Director's obligations pursuant to the Agreement; (ii) is approved for disclosure by the Board; or (iii) is required to be disclosed pursuant to the order of any court or governmental agency, provided the Company is notified in advance of such required disclosure and given an opportunity to object or seek a protective order with respect thereto; or (iv) when such disclosure is necessary to prevent fraud or otherwise to fulfill fiduciary or legal obligations of disclosure.

Amended & Restated LLC Operating Agreement	Page 16

9.2               Other Business Opportunities. Except as otherwise provided in a separate written agreement between the Company and a Member and approved by the Board, so long as the Member is a current Member, each Member may engage, directly or through Affiliates, in other business opportunities or activities that do not conflict with or compete directly with the business of the Company for such Member's or its Affiliates' own profit or advantage, independently or with others. Neither the Company nor any of the other Members shall have any rights in or to any such other business or activity carried on by any Member or its Affiliates or in any of the income or profits derived therefrom. For the avoidance of doubt, the Members and Directors, and their Affiliates, may engage in any transactions involving the exploration, acquisition and development of the oil and gas properties, rights and interests which the Board has not decided to actively pursue ("Unrelated Transactions") so long as Company resources are not used in connection with such Unrelated Transactions.

9.3               Intentionally Omitted.

9.4               Notices. All notices, requests and other communications under this Agreement shall be in writing (which includes facsimile and email), either by physically delivering them by means of any private courier service or by transmitting them by facsimile, and shall be deemed to have been given on the date received, addressed as follows: (a) the Company or the Board, to the Company's business address(es) set forth in Section 1.4 hereof, with a copy to the email addresses of each Director on file with the Company, or (b) the Members, to their respective addresses set forth on Schedule A hereto; provided, however, that (i) each Member's notice information may be changed by notice to the Company, the Board and the other Members which shall only be effective upon receipt, and (ii) any notice received outside of business hours or on a day which is not a business day in the city where the recipient is located shall be deemed given at the next opening of business at such location.

Amended & Restated LLC Operating Agreement	Page 17

9.5              Amendments. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be modified or amended only upon both (a) the approval Board in accordance with Section 4.2, and (b) the approval of the holders of all of the outstanding Units; provided that if the Company provides notice of a proposed amendment to this Agreement to any Member in accordance with this Agreement and such Member fails to consent or object to such notice within seven (7) business days of receipt of such notice, such Member will be deemed to have consented to the amendment. Any amendment to this Agreement shall be kept on file at the Company's business office in accordance with Section 5.2 of this Agreement. Notwithstanding the first sentence of this Section 9.5, the Board shall be permitted to amend Schedule A hereto to reflect any issuances of Units and Transfers permitted by the terms of this Agreement.

9.7               Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives and permitted successors and assigns of the parties hereto.

9.8               Severability. Each provision of this Agreement shall be considered severable. If for any reason any provision hereof is determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of or affect the portions of this Agreement that are valid. Notwithstanding the foregoing, if it is determined that, for any reason, any provision hereof would cause any Member to be bound by the obligations of the Company under the laws of any state or locale as the same may now or hereafter exist, such provision or provisions shall be deemed void and of no effect.

9.9              Law Governing. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any principles regarding conflicts of law.

9.10             Counterparts. This Agreement may be signed in any number of counterparts, which may be delivered by facsimile or other form of electronic transmission, each of which shall constitute an original and all of which taken together shall constitute a single agreement.

9.11             Entire Understanding. This Agreement and, if applicable to a Restricted Unit Member, a Restricted Unit Agreement constitute the entire understanding between and among the parties, and supersedes any prior understandings and agreements between and among them, respecting the subject matter of this Agreement.

9.12             Affiliated Transactions. Each of the Members and Directors covenant and agree to promptly disclose, in a reasonably detailed writing, to the Board, if at any time such Member or Director or any of their respective Affiliates, directly or indirectly, either alone or in partnership or jointly or in conjunction with any Person or Persons, as principal, agent, employee, director, shareholder, partner, member, manager or in any other manner whatsoever, (i) owns, manages, operates, finances or otherwise becomes associated with or provides assistance to the Company (other than in the capacity as a Director, Officer or Member as contemplated by this Agreement), or (ii) is involved in negotiations that may lead to any of the matters described in clause (i) above. No agreement or transaction shall be entered into by the Company with any Member or Director or any Affiliate of any Member or the Board and no decision shall be made in respect of any such agreement or transaction (including, without limitation, the entering into, enforcement or termination thereof) or any other matter relating to any dealings between the Company and any Member or Director or their respective Affiliates unless such agreement, transaction or decision shall have been approved by the Board.

Amended & Restated LLC Operating Agreement	Page 18

9.13             Insurance. During the term of this Agreement, the Company shall procure and maintain insurance as is determined to be appropriate by the Board (in form and with endorsements, waivers and deductibles and with insurance companies, designated or approved by the Board) naming the Company, its Directors, Officers, Members, and their respective Affiliates, as insureds thereunder and having limits of $5,000,000 (or such greater amount as determined by the Board).
[Signature page follows.]

Amended & Restated LLC Operating Agreement	Page 19

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.

STARBOARD RESOURCES, LLC

By:
Name:	Michael Pawelek
Its:	Chief Executive Officer

Amended & Restated LLC Operating Agreement	Page 20

THE MEMBERS:

Longview Marquis Fund,

By:	Summerline Asset Management, LLC, itsInvestment Advisor

By:
Name:	Robert J. Brantrnan
Its:	Co-Managing Member

LMIF Investments, LLC

By:	Longview Marquis International Fund, Ltd.,
its sole member

By:	Summerline Asset Management, LLC,
its Investment Advisor

By:
Name:	Robert J. Brantman
Its:	Co-Managing Member

SMF Investments, LLC

By:	Summerview Marquis International Fund,
Ltd., its sole member

By:	Summerline Asset Management, LLC,
its Investment Advisor

By:
Name:	Robert J. Brantman
Its:	Co-Managing Member

Summerline Capital Partners, LLC

By:
Name:	Robert J. Brantman
Its:	Co-Managing Member

Amended & Restated LLC Operating Agreement	Page 21

Giddings Oil & Gas LP

By:	Giddings Genpar LLC, its General Partner

By:	Glenrose Holdings LLC, its Manager

By:
Name:	Greg Imbruce
Its:	President

Giddings Investments LLC

By:
Name:	Greg Imbruce
Its:	President

Hunton Oil Partners LP

By:	Hunton Oil Genpar LLC, its General Partner

By:	Glenrose Holdings LLC, its Manager

By:
Name:	Greg Imbruce
Its:	President

Amended & Restated LLC Operating Agreement	Page 22

ASYM Energy Fund III LP

By:	ASYM Capital III LLC, its GeneralPartner

By:	ASYM Energy Investments LLC, itsManager

By:
Name:	Greg Imbruce
Its:	President

Acknowledged and Agreed

SOSventures, LLC

By:
Name:
Its:

Amended & Restated LLC Operating Agreement	Page 23

SCHEDULE A

Members, Capital Contributions and Sharing Percentages
As of January 20, 2012

MEMBERSHIP INTERESTS

	Total Capital	Number	Sharing
Name/Address	Contribution	of Units	Percentage

Longview Marquis Fund, L.P.
c/o Summerline Asset Management LLC
70 West Red Oak Lane, 4th Floor
White Plains, NY 10604	$5,920,660	592,066	5.0799%
Facsimile: (914) 696-0391
Att: Robert J. Brantman

LMIF Investments, LLC
c/o Summerline Asset Management LLC
70 West Red Oak Lane, 4th Floor
White Plains, NY 10604	$5,067,000	506,700	4.3475%
Facsimile: (914) 696-0391
Att: Robert J. Brantman

SMF Investments, LLC
c/o Summerline Asset Management LLC
70 West Red Oak Lane, 4th Floor
White Plains, NY 10604	$3,695,070	369,507	3.1704%
Facsimile: (914) 696-0391
Att: Robert J. Brantman

Summerline Capital Partners, LLC
c/o Summerline Asset Management LLC
70 West Red Oak Lane, 4th Floor
White Plains, NY 10604	$17,270	1,727	.0148%
Facsimile: (914) 696-0391
Att: Robert J. Brantman

Schedule A	Page 1

Name/Address	Total Capital Contribution	Number of Units	Sharing Percentage

Giddings Oil & Gas LP
c/o ASYM Energy Investments LLC
One Stamford Plaza
263 Tresser Boulevard-15th Floor	$52,669,670	5,266,967	45.1906%
Stamford, CT 06901
Facsimile: (203) 742-1660

Giddings Investments, LLC
c/o ASYM Energy Investments LLC
One Stamford Plaza
263 Tresser Boulevard-15th Floor	$5,500,000	550,000	4.7190%
Stamford, CT 06901
Facsimile: (203) 742-1660

Hunton Oil Partners LP
c/o ASYM Energy Investments LLC
One Stamford Plaza
263 Tresser Boulevard-15th Floor	$52,669,670	5,266,967	45.1906%
Stamford, CT 06901
Facsimile: (203) 742-1660

ASYM Energy Fund III LP
c/o ASYM Energy Investments LLC
One Stamford Plaza
263 Tresser Boulevard-15th Floor	$34,979,410	3,497.941	30.0124%
Stamford, CT 06901
Facsimile: (203) 742-1660

TOTAL	$116,550,000	11,655,000	100.0000%

Schedule A	Page 2

SCHEDULE B
[Form of]
COUNTERPART EXECUTION PAGE
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
STARBOARD RESOURCES LLC

The undersigned, by executing this page, (1) agrees to become a Member of Starboard Resources LLC, a Delaware limited liability company, in accordance with the terms and conditions of the Amended and Restated Limited Liability Company Agreement of Starboard Resources LLC, dated as of January 20, 2012; and (2) agrees to be bound by all of the terms, provisions and conditions thereof.

The Member's name and address are as follows:

Name:
Address:
SSN/EIN#:

Signature
Date:

Schedule A DM#99846	Page 1

EXHIBIT I

Definitions

1.1          Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

"Affiliate" of any Person means any Person, controlled by, in control of or under common control with such Person.

"Agreement" means this Amended and Restated Limited Liability Company Operating Agreement, as originally executed and as hereafter from time to time amended or modified,

"Bankruptcy" or "Bankrupt" means, with respect to any Member, such Member making an assignment for the benefit of creditors, becoming a party to any liquidation or dissolution action or proceeding with respect to such Member or any bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors with respect to such Member, or a receiver, liquidator, custodian or trustee being appointed for such Member or a substantial part of such Member's assets and, if any of the same occur involuntarily, the same not being dismissed, stayed or discharged within 90 days; or the entry of an order for relief against such Member under Title 11 of the United States Code. A Member shall be deemed Bankrupt if the Bankruptcy of such Member shall have occurred and be continuing.

"Capital Contribution" has the meaning set forth in Exhibit II.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Liquidation Event" means (a) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (b) a Sale Transaction or (c) a Qualified Public Offering.

"Losses" has the meaning set forth in Exhibit II.

"Majority-in-Interest" means the affirmative vote, approval or consent of Members owning Membership Interests representing greater than fifty percent of the total Sharing Percentages in the aggregate.

"Membership Interest" means, at any time, the limited liability company interest of a Member in the Company at such time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement and the obligations of such Member to comply with all terms and provisions of this Agreement. Membership Interests may be designated as belonging to a particular class and may be voting or non-voting as specifically provided at the time of creation. Membership Interests shall be represented by Units.

"Net Available Cash" means all cash, cash equivalents, revenues and funds received by the Company other than (1) Capital Contributions, (ii) the proceeds from any and all indebtedness or borrowing incurred by the Company, and (iii) any proceeds from the sale of all or substantially all of the assets of the Company, in each case after payments to or reserves for creditors of the Company to the extent required under agreements with such creditors, including Members, and the setting up or replacing of such reserves as the Board deems advisable, which shall in all events be equal to not less than 100% of the Company's working capital requirements.

Exhibit I	Page 1

"Profits" has the meaning set forth in Exhibit II.

"Qualified Public Offering" means a firm commitment or "best efforts" underwritten public offering pursuant to a registration statement filed under the Securities Act of 1933, covering the offer and sale by the Company of Units or other stock equivalent at a public offering price that has resulted in (A) net proceeds to the Company of not less than Ten Million Dollars ($10,000,000) and (B) the Units or other stock equivalent issued in such public offering amounting to more than 20% of the aggregate Sharing Percentages of all of the Units or other stock equivalent issued and outstanding immediately prior to the public offering.

"Safe Harbor" means the election described in the Safe Harbor Regulation, pursuant to which a company and all of its members may elect to treat the fair market value of a membership interest that is transferred in connection with the performance of services as being equal to the liquidation value of that interest.

"Safe Harbor Regulation" means Proposed Treasury Regulations Section 1.83-3(l), issued on May 19, 2005,

"Sale Transaction" means either (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation or share exchange, but excluding any merger effected exclusively for the purpose of changing the domicile of the Company) in which outstanding Membership Interests of the Company are exchanged for securities or other consideration issued or paid, or caused to be issued or paid by the acquiring entity or any affiliate thereof, or (b) a sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

"Sharing Percentage" means that percentage obtained by dividing the number of membership Units held by a Member over all of the issued and outstanding membership Units held by all Members. The initial Sharing Percentages of the Members are set forth on Schedule A hereto.

"Substitution" or "Substitute Member" means that an Assignee of a Membership Interest is made a substitute Member under the terms of Article 7 and assumes all rights and obligations of the Assignor including the right to participate in decisions of the Members as set forth in this Agreement.

"Tax Distribution Amount" means an amount determined by the Board in good faith based on (x) reasonable estimates by the Board of the amount of taxable income attributable to the Profits to be allocated to such Members pursuant to Section 6.2(a), and (y) the highest federal, state and local income tax rate applicable to the Members.

Exhibit I	Page 2

"Transfer" means every direct or indirect valid sale, exchange, transfer, gift, bequest, pledge, hypothecation or other encumbrance or disposition of all or any portion of a Membership Interest; "Transferor" means a Member who makes an Assignment; and "Transferee" means the person who succeeds to or is granted a security interest on all or a portion of a Membership Interest pursuant to an Assignment.

"Treasury Regulations" means the Income Tax Regulations (whether final, temporary and, as applicable, proposed) promulgated under the Code. References to specific sections of the Treasury Regulations shall be to such sections as amended, supplemented or superseded by Treasury Regulations currently in effect.

Exhibit I	Page 3

EXHIBIT I(a)

Defined Terms

Defined Term	Section

Agent	9.3
ASYM Energy	4.2(a)(i)
ASYM Energy Director	4.2(a)(i)
ASYM Entities	2.6(b)
Board	4.2(a)
Capital Account	6.1
CEO	4.5(b)
Confidential Information	9.1
Company	Recitals
Equity Securities	7.5(a)
Excluded Securities	7.5(c)
Fiscal Year	1.5
Indemnified Party	4.6
Investor Director	4.2(a)(i)
Liquidating Agent	8.2(a)
Liquidating Distributions	6.5
LLC Act	Recitals
Member and collectively, Members	Recitals
Offer	7.6(a)
Officers	4.5(a)
Restricted Unit Agreement	2.6(a)
Restricted Unit Member	2.6(c)
Tax Distribution Amount	6.4(a)(i)
Units	2.6(a)

Exhibit I (a) DM#99846	Page 1

EXHIBIT II

Special Tax Allocations

1.    Definitions:

a)   "Capital Contribution" means, as to each Member, the amount of money and/or the agreed fair market value of any property (net of any liabilities encumbering such property that the Company is considered to assume or take subject to) contributed to the capital of the Company by such Member. Fair market value shall be agreed upon by the Board and the Contributing Member.

b)   "Forfeiture Allocations" mean allocations, to a Restricted Unit Member who has made a Section 83(b) election with respect to the Member's Interest, of gross income and gain or gross deduction and loss (to the extent such items are available) for the taxable year of the forfeiture of such Interest in a positive or negative amount equal to (1) the excess (not less than zero) of (a) the amount of distributions to the Member with respect to such Member's Membership Interest over (b) the amounts paid for such Membership Interest minus (2) the cumulative net income (or loss) allocated to the Restricted Unit Member with respect to such Member's Membership Interest.

c)   "Profits" and "Losses" means, for each Fiscal Year, an amount equal to the Company's taxable income or taxable loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code, adjusted by any and all adjustments required to be made in order to determine Capital Account balances in compliance with Treasury Regulations Section 1.704- 1 (b).

2.    The following special allocations (the "Special Allocations") shall be made for each year in the following order of descending priority:

a)    Company Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(/), if there is a net decrease in Company Minimum Gain {as defined in Treasury Regulations Section 1.704-2(d)), during any Company taxable period, each Member shall be specially allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in proportion to and to the extent of, an amount equal to the portion of such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). This Section is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(f and shall be interpreted consistently therewith.

b)   Minimum Gain Attributable to Member Nonrecourse Debt. Except as otherwise provided in Treasury Regulations Section 1.704-2(i), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt (as defined in Treasury Regulations Section 1.7042(1)) during any Company taxable period, each Member with a share of Minimum Gain Attributable to Member Nonrecourse Debt shall be specially allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to the portion of such Member's share of the net decrease in the Minimum Gain Attributable to Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1 .704-2 (7)(4). This Section is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.7042(i)(4) and shall be interpreted consistently therewith.

Exhibit I I	Page 1

c)   Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1 (b)(2)(ii)(d)(4), (5) or (6) that causes such Member to have a deficit Capital Account balance, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible; provided that an allocation pursuant to this Section shall be made only if and to the extent that such Member would have a Capital Account balance deficit after all other allocations provided for in this Exhibit II have been tentatively made as if this Section were not in this Agreement.

d)   Forfeiture Allocations. In the event that a Member forfeits such Member's Interest in the Company and such Interest was the subject of a Section 83(b) election, the Company shall make Forfeiture Allocations in the year of forfeiture.

e)   Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Sharing Percentages. If the Board determines in its good faith discretion that the Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Board is authorized, upon notice to the Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

f)   Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the economic risk of loss (as defined in Treasury Regulations Section 1.704-2(b)) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such economic risk of loss. g) Section 754 Adjustments. To the extent an adjustment to the adjusted basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(c) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Treasury Regulations Section 1.704-1 (b)(2)(iv)(rn).

Exhibit II	Page 2

3.    a) Tax Allocations in General. Except as otherwise required by Section 704(c) of the Code, all items of income, gain, loss and deduction shall be allocated, for federal income tax purposes, among the Members in the same manner as the corresponding items of Profit and Loss are allocated under Section 6.2 of this Agreement or in the same manner that income, gain, loss deduction or credit are allocated pursuant to this Exhibit II. The Board shall be entitled to and is charged with reviewing all tax allocations and may make special tax allocations of oil and gas tax attributes such as intangible drilling and development costs and depletion allowance in accordance with a Members tax basis in its Membership Interest provided such allocations are not to the detriment of Members not receiving such an allocation, except with respect to the first $5,350,000 of intangible drilling and development costs and depletion allowances which the Board shall allocate to those Members which made cash Capital Contributions. Except as otherwise provided in this Agreement, the Board shall be authorized to determine, in its discretion, but acting in good faith, all questions as to the income and loss reportable by the Company in its federal, state and local income tax returns and the share thereof allocable to each such Member and which each Member shall be required to report in its income tax return with respect to the Company, including the making of any elections (including a Section 754 election) or revocations thereof as permitted by any of the provisions of the federal, state or local income tax laws.

b)    Contributed Property. Solely for Federal, state and local income tax purposes, and not for book or Capital Account purposes, depreciation, amortization, gain or loss with respect to property that is properly reflected on the Company's books {including the Capital Accounts of the Members) at a value that differs from its adjusted basis for Federal income tax purposes shall be allocated in accordance with the principles and requirements of Section 704(c) of the Code and the Regulations thereunder, and in accordance with the relevant provisions of the Treasury Regulations under Section 704(b) of the Code. In any year, such allocation shall be made using the traditional method described in Treasury Regulations Section 1.704-3(b)(1).

Exhibit II	Page 3